Exhibit 5.1

Reynolds American Inc.
401 North Main Street
Winston-Salem, North Carolina 27102-2990

July 30, 2004

Reynolds American Inc.
401 North Main Street
Winston-Salem, North Carolina 27102-2990

     Re: 8,000,000 Shares of Common Stock (and Related Rights) Issuable Pursuant to the Reynolds American Inc. Long-Term Incentive Plan

Ladies and Gentlemen:

     I am acting in my capacity as the Senior Vice President, Deputy General Counsel and Secretary of Reynolds American Inc., a North Carolina corporation, in connection with the accompanying Registration Statement on Form S-8 (the “Registration Statement”) relating to the issuance and sale of up to 8,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”) and the related Rights to purchase one one-hundredth of a Share of Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Rights”), to participants (“Participants”) in the Reynolds American Inc. Long-Term Incentive Plan (the “LTIP”). This opinion is provided pursuant to the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

     In rendering this opinion, I have examined the Registration Statement, its exhibits and such other documents and records, including an examination of originals or copies certified or otherwise identified to my satisfaction, and matters of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the limitations and qualifications stated herein, I am of the opinion that, upon the receipt of adequate consideration therefor, any Common Stock distributed to Participants pursuant to the LTIP will be duly authorized, validly issued, fully paid and non-assessable. Further, when issued in accordance with the Rights Agreement, dated July 30, 2004, between Reynolds American Inc. and its rights agent, the Rights will be validly issued.

     My examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly the opinion herein is limited to, the general corporate law of the State of North Carolina and the reported judicial decisions interpreting such law. I express no opinion with respect to any other law of the State of North Carolina or any other jurisdiction.

     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption “Interests of Named Experts and Counsel” in the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ McDara P. Folan, III

McDara P. Folan, III
Senior Vice President, Deputy General Counsel and Secretary